EXHIBIT 99.1

VIRBAC CORPORATION

Contact: Michael Porter
Porter, LeVay & Rose
212.564.4700

FOR IMMEDIATE RELEASE

VIRBAC CORPORATION ANNOUNCES EXECUTIVE RESIGNATIONS

Fort Worth, TX, February 6, 2004 – In connection with the ongoing review of the company’s financial reporting, Virbac Corporation (VBAC.PK), today announced that Thomas L. Bell, formerly a director and the Chief Executive Officer of the Company, and Joseph A. Rougraff, formerly Chief Financial Officer and Secretary of the Company, have resigned from all positions they held with Virbac Corporation and its affiliates effective as of the close of business Tuesday, January 27, 2004. As previously announced on December 18, 2003, Mr. Bell had been on leave and David G. Eller had been named Interim Chief Executive Officer. Following Mr. Bell’s resignation, Mr. Eller has been named Chief Executive Officer of Virbac Corporation. Mr. Eller is a Houston business executive who recently was Chief Executive Officer of DuPont Pharma-Europe. The Company is conducting a search for a new Chief Financial Officer.

Virbac also announced that the Company’s new management team and the Company’s Board of Directors are continuing their review of the Company’s financial reporting. High priorities for management in the ongoing review are enhancing the Company’s internal financial controls, refining the Company’s revenue recognition policy and examining the Company’s reserve for bad debts. As previously reported, the Company expects to disclose restated financial statements for 2001 and 2002 and quarterly reports for the first and second quarters of 2003. The restated financial information, as well as financial information for the third quarter of 2003 and 2003 as a whole, will be released when the Company’s auditors, PricewaterhouseCoopers, have completed an audit of the financial information for 2001, 2002 and 2003.

Virbac Corporation, located in Fort Worth, Texas, markets leading veterinary products under the brand names of Soloxine®, C.E.T.® Home Dental Care, the Allerderm line of dermatology products, IVERHART™ PLUS Flavored Chewables, and Preventic® Plus. For more information on Virbac and its products, please visit www.virbaccorp.com.

This press release contains forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The estimates comprising these forward-looking statements may be affected by the final results of the current inquiry being conducted by the Audit Committee of the Company’s Board of Directors, by further analysis by the Company’s accounting personnel and by the final review and/or audit by the Company’s independent accountants.